[Letterhead of Robert A. Forrester, Attorney]





March 17, 2006

Safeguard Security Holdings, Inc.
9601 Katy Freeway, Suite 280,
Houston, TX 77024

        Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel to Safeguard Security Holdings, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing on this date by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to which Registration Statement this opinion letter is attached as an exhibit, for the registration of 5,400,000 shares of the Company's common stock, par value $.001 per share ("Common Stock"), which may be issued upon the conversion of certain of the Company's notes or upon the exercise of certain of the Company's warrants or both, these notes and warrants being held or to be held by certain individuals or entities. The shares of Common Stock included for registration in the Registration Statement are being registered by the Company for the benefit of the holders thereof.

In rendering the opinion set forth below, I have examined and relied upon the originals, specimens, or photostatic or certified copies of (a) the Registration Statement, and (b) such certificates, corporate and public records, agreements and instruments and other information and documents as I deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of each document, agreement and instrument submitted to me as an original, the conformity to the original of each document, agreement and instrument submitted to me as a certified copy or photostatic copy, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by me, and the accuracy of the matters set forth in the documents, agreements and instruments I reviewed. As to any facts material to such opinion that were not known to me, I have relied upon statements and representations of officers and other representatives of the Company.

In addition, I have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock being registered under the Registration Statement has been duly executed on behalf of the Company.

I express no opinion concerning the laws of any jurisdiction other than those of the United States of America, and the laws of the State of Nevada.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock being registered under the Registration Statement have been duly authorized and are validly issued and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,


                         /s/ Robert A. Forrester

                         Robert A. Forrester, Esq.